Exhibit 4.4

SECOND AMENDED AND RESTATED

PUT-CALL AGREEMENT

By and Among

LDR HOLDING CORPORATION,

LDR Médical S.A.S.,

and

The Médical Shareholders and Warrant Holders

Listed on Schedule A hereto

and

The Médical Noteholders

Listed on Schedule B hereto.

Dated as of August 6, 2013

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions	1
Section 1.02. Interpretation	2

ARTICLE II
PUT-CALL OPTIONS

Section 2.01. Condition to Put Option and Call Option	3
Section 2.02. Put Option	3
Section 2.03. Call Option	4
Section 2.04. Option Exercise	4
Section 2.05.	4

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MÉDICAL SHAREHOLDERS AND WARRANT HOLDERS

Section 3.01. Ownership and Title	7
Section 3.02. Investment Purpose	8

ARTICLE IV
ESCROW

Section 4.01. Deposit of Shares into Escrow	8
Section 4.02. Distribution of Escrowed Certificates	9

ARTICLE V
MISCELLANEOUS

Section 5.01. Assignment; Binding Effect	9
Section 5.02. Survival of Representations and Warranties	9
Section 5.03. Cooperation	9
Section 5.04. Amendment; Waiver	9
Section 5.05. Termination	10
Section 5.06. Notices	10
Section 5.07. Counterparts	11
Section 5.08. Governing Law	11
Section 5.09. Arbitration	11
Section 5.10. Severability	12
Section 5.11. Entire Agreement; No Third Party Beneficiaries	12

Section 5.12. Specific Performance	12
Section 5.13. No Right of Offset	12
Section 5.14. Effective Date	12

Schedule A	Schedule of Médical Shareholders and Warrant Holders

Schedule B	Schedule of Médical Noteholders

Exhibit I	Form of Voting Arrangement

ii

SECOND AMENDED AND RESTATED

PUT-CALL AGREEMENT

This SECOND AMENDED AND RESTATED PUT-CALL AGREEMENT (this “Agreement”), dated as of August 6, 2013, is by and among (i) LDR Holding Corporation, a Delaware corporation (“Holding Corp.”), (ii) LDR Médical S.A.S., a French corporation (“Médical”), (iii) certain shareholders of Médical set forth on Schedule A hereto (the “Shareholders”), (iv) certain holders of Médical’s Subordinated Secured Promissory Notes issued pursuant to that certain Note Purchase Agreement dated April 25, 2012 set forth on Schedule B hereto (the “Noteholders,” and together with the Shareholders, the “Médical Shareholders”), and (v) the holders of certain warrants (the “Médical Warrants”) to purchase shares of the capital stock of Médical (the “Warrant Holders”) set forth on Schedule A hereto.

WHEREAS, Holding Corp. owns 616,209 shares of the outstanding 1,152,338 shares of Médical capital stock, or 53.47% of the outstanding voting capital stock of Médical;

WHEREAS, the Shareholders hold all of the remaining shares of the capital stock of Médical;

WHEREAS, Holding Corp., Médical, certain shareholders of Médical and certain noteholders of Médical are parties to that certain Amended and Restated Put-Call Agreement dated as of September 11, 2007, as amended by that certain Amendment No. 1 to Put-Call Agreement dated as of April 25, 2012 (the “Prior Agreement”);

WHEREAS, Holding Corp. and Médical desire to amend and restate the Prior Agreement as set forth herein to provide that, in the event of a firm commitment underwritten public offering of the Common Stock of Holding Corp., par value $0.001 per share (the “Holding Common Stock”), Holding Corp. shall have a call option to exchange, or cause the exchange of Holding Common Stock for the capital stock of Médical then held by the Médical Shareholders;

WHEREAS, pursuant to Section 5.04 of the Prior Agreement, the Prior Agreement may be amended only by an instrument in writing signed by (i) Holding Corp., (ii) Médical and (iii) the holders of a majority of the Shareholder Médical Stock (as defined in the Prior Agreement) (the “Required Consenting Parties”); and

WHEREAS, the undersigned represents the Required Consenting Parties.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions. Wherever used in this Agreement, unless the context shall otherwise require or except as otherwise expressly provided, the following terms shall have the following respective meanings:

“Business Day” shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in the State of New York are authorized or obligated to close under the laws of such state.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or any federal, state, local or foreign governmental or regulatory authority or agency.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IPO” shall mean a firm commitment underwritten public offering of Holding Common Stock.

“Liquidation Event” shall be defined as any liquidation, dissolution or winding up of Holding Corp., either voluntary or involuntary, and shall be deemed to be occasioned by, or to include, (A) the acquisition of Holding Corp. by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) unless Holding Corp.’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Holding Corp.’s acquisition or sale or otherwise) hold at least a majority of the voting power of the surviving or acquiring entity (except that the sale by Holding Corp. of shares of its capital stock to investors in bona fide equity financing transactions, or in an IPO, shall not be deemed a Liquidation Event for this purpose) or (B) a sale, exclusive license, pledge, conveyance or other disposition of all or substantially all of the assets of the Holding Corp., including a sale, exclusive license, pledge, conveyance or other disposition of all or substantially all of the assets of Holding Corp.’s subsidiaries, if such assets constitute substantially all of the assets of Holding Corp. and such subsidiaries taken as a whole. Notwithstanding the foregoing, a Liquidation Event shall not include the issuance of shares of capital stock of the Holding Corp., upon the contribution of shares of capital stock of Médical to Holding Corp. pursuant to the terms of this Agreement.

“Notes” shall mean those Subordinated Secured Promissory Notes issued by Médical pursuant to that certain Note Purchase Agreement dated April 25, 2012, as set forth on Schedule B attached hereto.

“Shareholder Médical Stock” shall mean (i) the capital stock of Médical, less those shares of Médical’s capital stock held by Holding Corp., and (ii) those shares of Médical’s capital stock issuable upon conversion of the Notes, in accordance with the terms of the Notes, held by the Noteholders as set forth on Schedule B attached hereto.

“Spine” shall mean LDR Spine USA, Inc., a Delaware corporation.

Section 1.02. Interpretation. Unless the context otherwise requires:

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

ARTICLE II

PUT-CALL OPTIONS

Section 2.01. Condition to Put Option and Call Option. Each of Médical, each Médical Shareholder, each Warrant Holder and Holding Corp. hereby acknowledge that the intent of entering into this Agreement is to enable LDR Spine USA, Inc., a Delaware corporation and majority owned subsidiary of Holding Corp., and Médical to operate as a single coordinated business. Furthermore, the parties hereto acknowledge the need for Holding Corp. to direct the operations of Médical as a condition precedent to Holding Corp. granting the Put Option (as defined below) and each of the Médical Shareholders and Warrant Holders granting the Call Option (as defined below). To provide Holding Corp. with the requisite authority to control Médical following the execution of this Agreement, Holding and certain of the Médical Shareholders have entered into the voting arrangement in the form attached hereto as Exhibit I (the “Voting Agreement”).

In furtherance thereof each of the parties to this Agreement acknowledges and agrees that the officers and directors of each of Holding Corp., Médical and Spine will execute and perform their obligations in such a way as to promote the best interests of the combined companies as a single coordinated business under the direction of Holding Corp. To such end, each of the parties acknowledges and agrees that the fiduciary duties and obligations of the officers and directors of each of Holding Corp., Médical and Spine shall extend and run solely to Holding Corp. and its stockholders (including for these purposes the Médical Shareholders as if such persons and entities were stockholders of Holding Corp. and not as shareholders of Médical).

Section 2.02. Put Option. Holding Corp. hereby grants (i) to each Médical Shareholder an irrevocable right and option, exercisable in each such Médical Shareholder’s sole and absolute discretion, at any time following the date hereof, to exchange, or to cause the exchange of, all and not less than all of the Shareholder Médical Stock held directly or indirectly by such Médical Shareholder at the time of such exchange, for validly issued, fully paid, non-assessable shares of capital stock of Holding Corp. (the “Holding Corp. Shares”) and (ii) to each Warrant Holder an irrevocable right and option (together with the option set forth in clause (i), the “Put Option”) in each such Warrant Holder’s sole and absolute discretion, at any time following the date hereof, to exchange, or to cause the exchange of, such Warrant Holder’s warrant to purchase shares of Médical’s Class A Stock for shares of Holding Corp. Common Stock in each case as follows:

(a) each share of Class A Stock of Médical held by each Médical Shareholder exercising the Put Option shall be exchanged for 39.15588 shares of Holding Common Stock (as adjusted to reflect any stock dividend, stock split, combination, recapitalization and other similar event with respect to each such share occurring after the date of this Agreement, the “Common Ratio”); and

(b) each warrant to purchase shares of Médical’s Class A Stock shall first be exercised for the number of shares of Médical Class A Stock issuable upon exercise of such Médical Warrant, and then such Warrant Holder shall immediately tender such shares of Class A Stock in exchange for shares of Holding Common Stock pursuant to subsection (a) above.

Section 2.03. Call Option.

(a) Each Médical Shareholder hereby grants to Holding Corp. the irrevocable right and option, exercisable in Holding Corp.’s sole and absolute discretion, at any time following the delivery of a Notice of Liquidation Event (as defined in below) or a Notice of IPO (as defined below) by Holding Corp. to the Médical Shareholders, to exchange, or to cause the exchange of, Holding Common Stock in amounts and types calculated using the Common Ratio for all and not less than all of the Shareholder Médical Stock held directly or indirectly by such Médical Shareholder at the time of such exchange;

(b) Each Warrant Holder grants to Holding Corp. the irrevocable right and option, exercisable in Holding Corp.’s sole and absolute discretion, at any time following the delivery of a Notice of Liquidation Event by Holding Corp. to the Warrant Holders, to cause such Warrant Holder to exercise his or her Médical Warrant for all and not less than all of the number of shares of Médical’s Class A Stock issuable pursuant to the terms of such Médical Warrant, and to immediately thereafter exchange all and not less than all of such Class A Stock issued upon exercise of the Médical Warrant for shares of Holding Common Stock in amounts and types calculated using the Common Ratio; and

(c) Each Warrant Holder grants to Holding Corp. the irrevocable right and option (together with the option in subsection (a) and (b) above, the “Call Option”), exercisable in Holding Corp.’s sole and absolute discretion, at any time following such Warrant Holder’s exercise of his or her Médical Warrant following an IPO, to cause the exchange of, Holding Common Stock in amounts and types calculated using the Common Ratio for all and not less than all of the Médical Class A Stock issued in connection with such exercise.

Section 2.04. Option Exercise.

(a) Put Option. In order to exercise the Put Option, each exercising Médical Shareholder or Warrant Holder shall give written notice (the “Put Notice”) to Holding Corp. Such Put Notice shall specify the date upon which the Put Option will be exercised (the “Put

Closing Date”) and include a representation that such Médical Shareholder or Warrant Holder owns all right, title or interest in and to the Shareholder Médical Stock or Médical Warrants, as applicable, to be exchanged, free and clear of all mortgages, liens, loans, claims, security interests and other encumbrances, and a covenant by such Médical Shareholder or Warrant Holder to indemnify Holding Corp. for any breach of such representation. Upon receipt of the Put Notice, Holding shall, to the extent it may lawfully do so, exchange such Médical Shareholder’s Shareholder Médical Stock or such Warrant Holder’s Médical Warrants, as applicable, for securities of Holding Corp. in such types and amounts as calculated pursuant to Section 2.02.

The shares of Holding Corp. acquired pursuant to the exercise of the Call Option or Put Option hereunder shall not be transferred by the Médical Shareholders or Warrant Holders acquiring such shares except in accordance with the restrictions on transfers of shares held by the Stockholders (as defined in the Amended and Restated First Refusal and Co-Sale Agreement, dated as of September 11, 2007 by and among Holding Corp. and the entities listed on Schedules A and B thereto, as amended from time to time (the “First Refusal and Co-Sale Agreement”)), contained in Section 1 of the First Refusal and Co-Sale Agreement. Any purported sale, assignment, pledge, encumbrance or other transfer in violation of the First Refusal and Co-Sale Agreement shall be void and ineffectual and shall not operate to transfer any interest or title to the purported transferee of such shares.

In the event that holders of at least sixty percent of the shares of the capital stock of Médical listed on Schedule A hereto elect to exercise the Put Option hereunder, each Médical Shareholder and Warrant Holder agrees to exercise the Put Option with respect to the shares of Shareholder Médical Stock and Médical Warrants held by such Médical Shareholder or Warrant Holder, and hereby appoints Christophe Lavigne their respective attorney-in-fact to exercise such Put Option.

(b) Call Option.

(i) In the event that a transaction constituting a Liquidation Event with respect to Holding Corp. is approved pursuant to the Voting Agreement, Holding Corp. shall deliver to each of the Médical Shareholders and Warrant Holders a written notice describing the basic terms of the proposed transaction (a “Notice of Liquidation Event”). Holding Corp. shall deliver the Notice of Liquidation Event to each Médical Shareholder and Warrant Holder not less than 15 days prior to the proposed closing of Liquidation Event.

(ii) In the event of an IPO, Holding Corp. shall deliver to each of the Médical Shareholders and Warrant Holders a written notice describing the basic terms of the proposed transaction (a “Notice of IPO”). Holding Corp. shall deliver the Notice of IPO to each Médical Shareholder and Warrant Holder not less than five (5) days prior to the expected closing date of the IPO.

(iii) In the event that a Warrant Holder exercises his or her Médical Warrant at any time following an IPO, Holding Corp. shall deliver to such Warrant Holder a written notice notifying the Warrant Holder of Holding Corp.’s intention to exercise its Call Option as set forth in Section 2.03(c) (the “Post-IPO Notice”).

(iv) In order to exercise the Call Option, Holding Corp. shall give written notice (the “Call Notice”) to such Médical Shareholder(s) and Warrant Holders as Holding Corp. deems appropriate. In the case of a Liquidation Event, Holding Corp. shall deliver the Call Notice within ten (10) days following the delivery of a Notice of Liquidation Event to the Médical Shareholders and Warrant Holders. In the case of an IPO, the Notice of IPO shall constitute the Call Notice. In the case of a Warrant Holder exercising his or her Médical Warrant following an IPO, the Post-IPO Notice shall constitute the Call Notice. Such Call Notice shall specify the date upon which the Call Option will be exercised (the “Call Closing Date”). Upon receipt of the Call Notice in connection with a Liquidation Event or IPO, each Médical Shareholder shall exchange such Médical Shareholder’s Shareholder Médical Stock for capital stock of Holding Corp. in such types and amounts as calculated pursuant to Section 2.02. Upon receipt of the Call Notice in connection with a Liquidation Event, each Warrant Holder shall exercise his or her Médical Warrant for shares of Médical’s Class A Stock, and immediately thereafter exchange all but not less than all of such Class A Stock for capital stock of Holding Corp. in such types and amounts as calculated pursuant to Section 2.02. Upon receipt of the Call Notice in connection with a Warrant Holder’s exercise of his or her Médical Warrant following an IPO, such Warrant Holder shall exchange all but not less than all of the Class A Stock of Médical issued upon such exercise of the Médical Warrant for capital stock of Holding Corp. in such types and amounts as calculated pursuant to Section 2.02. Each Médical Shareholder or Warrant Holder, as applicable, shall deliver to Holding Corp. a certificate, executed by such Médical Shareholder or Warrant Holder, certifying that such Médical Shareholder or Warrant Holder owns all right, title or interest in and to the Shareholder Médical Stock or the Class A Stock issued upon exercise of a Médical Warrant, as applicable, to be exchanged, free and clear of all mortgages, liens, loans, claims, security interests and other encumbrances and a covenant by such Médical Shareholder or Warrant Holder to indemnify Holding Corp. for any breach of such representation.

(c) If, prior to the exercise of the Put Option or the Call Option, as applicable, there shall occur any stock dividend, stock split, stock combination, merger, recapitalization or other similar change to the capital structure of Holding Corp., the number of Holding Corp. Shares exchangeable upon the exercise of the Put Option or Call Option immediately prior thereto shall be adjusted so that each exchanging Médical Shareholder or Warrant Holder shall be entitled to receive the kind and number of Holding Corp. Shares or other securities of Holding Corp. which it would have owned or have been entitled to receive has such Put Option been exercised in advance thereof.

(d) If, prior to the exercise of the Put Option or the Call Option, as applicable, there shall occur any stock dividend, stock split, stock combination, merger, recapitalization or other similar change to the capital structure of Médical, then the number of shares of Shareholder Médical Stock or Médical Warrants exchangeable upon the exercise of the Put Option or Call Option, as applicable, immediately prior thereto shall be adjusted so that Holding Corp. shall be entitled to receive the same percentage of Shareholder Médical Stock, Médical Warrants or other securities of Médical which it would have owned or have been entitled to receive had such Call Option been exercised in advance thereof.

(e) The obligations of the parties to consummate the Put Option and the Call Option pursuant to this Agreement shall be subject to the satisfaction or waiver (in whole or in part, in writing, by the party in whose favor the condition must be satisfied for purposes of consummating such transactions; provided, however, that the fulfillment of such conditions may be waived by the holders of a majority of the Shareholder Médical Stock and such waiver shall bind all holders of Shareholder Médical Stock and Médical Warrants regardless of whether a particular holder of Shareholder Médical Stock consented to such waiver) of each of the following conditions:

(i) all (A) applicable waiting periods (and any extensions thereof) that may be required with respect to the transactions contemplated by this Agreement under the HSR Act shall have expired or otherwise been terminated without the Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as applicable, having taken any action which has not been terminated or resolved, and (B) approvals or consents required by any Governmental Entities to the transactions contemplated hereby shall have been obtained;

(ii) no law or order shall have been enacted by any Governmental Entity to enjoin, restrain or prohibit in respect of this Agreement or the transaction contemplated hereby, if such law or order would make it unlawful to consummate such transactions;

(iii) all representations and warranties of such Médical Shareholder or Warrant Holder set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of the consummation of the Put Option or the Call Option, as applicable, as though such representations and warranties were then made (unless compliance with any such representations or warranties were waived in writing by Holding Corp.), and such Médical Shareholder and Warrant Holder shall have delivered to Holding Corp. and Médical a certificate (executed by an officer if such party is an entity) to the effect that such condition is satisfied in all respects; and

(iv) Each Médical Shareholder or Warrant Holder shall have delivered, or caused to be delivered, to Holding Corp. or Médical such other documents as such party shall reasonably request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MÉDICAL SHAREHOLDERS AND

WARRANT HOLDERS

Section 3.01. Ownership and Title. Each Médical Shareholder and Warrant Holder represents and warrants to Holding Corp. that such Médical Shareholder or Warrant Holder (a) as of the date of this Agreement, is the owner, directly or indirectly, of all right, title and interest (legal, record and beneficial) in and to the number of shares of Shareholder Médical Stock or Médical Warrants set forth next to such Médical Shareholder’s or Warrant Holder’s name on Schedule A attached hereto. The delivery to Holding Corp. of such shares of Shareholder Médical Stock or Médical Warrants as are tendered upon exercise of the Put Option or the Call Option and in accordance with the terms hereof will transfer to Holding Corp. good and marketable title to such shares of Shareholder Médical Stock or Médical Warrants, free and clear of all mortgages, liens, loans, claims, security interests and other encumbrances.

Section 3.02. Investment Purpose. The Holding Corp. Shares to be issued to each Médical Shareholder or Warrant Holder upon exercise of the Put Option or the Call Option will be acquired for investment for such Médical Shareholder’s or Warrant Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, in each case, in violation of applicable securities laws, and no Médical Shareholder or Warrant Holder will have the present intention of selling, granting any participation in, or otherwise distributing the same except in compliance with applicable securities laws. Each Médical Shareholder and Warrant Holder understands that the issuance and sale by Holding Corp. of the Holding Corp. Shares to be issued to such Médical Shareholder or Warrant Holder upon exercise of the Put Option or the Call Option will not be registered under the Securities Act of 1933 and the sale provided for in this Agreement and Holding Corp.’s issuance of securities hereunder will be made in reliance upon an exemption from registration under the Securities Act pursuant to Section 4(a)(2) thereof, and that Holding Corp.’s reliance on such exemption will be based on each Médical Shareholder’s and Warrant Holder’s representations set forth herein. Each Médical Shareholder or Warrant Holder is, and at the time of the consummation of the Put Option or Call Option will be an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring any of the Holding Corp. Shares. Each Médical Shareholder or Warrant Holder understands that, unless registered pursuant to a registration statement under Rule 415 of the Securities Act of 1933, as amended, Holding Corp. Shares issued to it upon exercise of the Put Option or the Call Option will be restricted stock, will contain a legend to such effect, and may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Each Médical Shareholder’s or Warrant Holder’s financial condition is and at the time of the consummation of the Put Option or the Call Option will be such that it is able to bear the risk of holding the Holding Corp. Shares for an indefinite period of time and the risk of loss of its entire investment. Each Médical Shareholder or Warrant Holder has sufficient knowledge and experience in investing in companies similar to Holding Corp. so as to be able to evaluate the risks and merits of its investment in Holding Corp.

ARTICLE IV

ESCROW

Section 4.01. Deposit of Shares into Escrow. Concurrently with the execution of this Agreement or an Adoption Agreement (as defined below) agreeing to become a party hereto,

(a) each Médical Shareholder and Warrant Holder shall deliver a transfer order with respect to his/her Shareholder Médical Stock (including all shares of Class A Stock of Médical) or Médical Warrants (collectively, the “Escrowed Médical Shares”) to PRAXES Avocats (in such capacity, the “Escrow Agent”) to be held in escrow by the Escrow Agent pursuant to the terms of this Article IV.

(b) Holding Corp. shall deliver the stock certificates, as applicable, representing the Holding Corp. Shares (the “Escrowed Holding Certificates”) into which the Escrowed Médical Shares of each Médical Shareholder and Warrant Holder are exchangeable pursuant to Article II of this Agreement to the Escrow Agent to be held in escrow by the Escrow Agent pursuant to the terms of this Article IV.

Escrow Agent shall hold the Escrowed Holding Certificates in escrow pending exercise of the Put Option or Call Option as further described in Section 4.02.

Section 4.02. Distribution of Escrowed Certificates. Upon delivery of a Call Notice to the Médical Shareholders and Warrant Holders or the receipt of a Put Notice from the Médical Shareholders and Warrant Holders, the Escrow Agent shall direct that (i) the Escrowed Médical Shares be transferred on the books of Médical to Holding Corp. and (ii) the Escrowed Holding Certificates be distributed to the applicable Médical Shareholder or Warrant Holder, effective as of the Call Closing Date or the Put Closing Date, as applicable.

ARTICLE V

MISCELLANEOUS

Section 5.01. Assignment; Binding Effect. This Agreement and any rights, benefits, obligations or remedies herein shall not be transferable or assignable by any party hereto without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Médical hereby agrees that prior to, and as a condition precedent to, the effectiveness of any grant of any new Médical Warrants, it shall require the recipient of any new Médical Warrants to execute and deliver to Médical and Holding Corp. an Adoption Agreement substantially in the form attached hereto as Annex A. Upon the execution and delivery of an Adoption Agreement by any holder of new Médical Warrants, such holder shall be deemed to be a party hereto as if such holder’s signature appeared on the signature pages hereto.

Section 5.02. Survival of Representations and Warranties. The warranties, representations, covenants and agreements of Holding Corp., Médical and each Médical Shareholder and Warrant Holder contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by any party hereto.

Section 5.03. Cooperation. Each of Médical, each Médical Shareholder, each Warrant Holder and Holding Corp. shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the transactions contemplated by this Agreement in a timely manner, including the preparation and filing of all forms, registrations and notices required to be filed to consummate such transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, none of Médical, each Médical Shareholder, each Warrant Holder or Holding Corp. shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other person required to be obtained prior to the consummation of the transactions contemplated by this Agreement.

Section 5.04. Amendment; Waiver. This Agreement may be amended or any performance, term or condition waived in whole or in part only by an instrument in writing signed by (i) Holding Corp., (ii) Médical and (iii) the holders of a majority of the Shareholder Médical Stock; provided, however, Schedule A may be amended from time to time by Médical with no further action by the parties hereto to add additional Médical Shareholders or Warrant Holders or to reflect the exercise of any Médical Warrants. Any amendment or waiver approved pursuant to this Section 5.04 shall be binding on each party to this Agreement, regardless of whether such party consented to such amendment or waiver. No failure or delay by any party to take any action with respect to a breach by the other party to this Agreement or a default by the other party hereunder shall constitute a waiver of the right of such party to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by such party hereto shall not be construed as, or constitute, a continuing waiver of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

Section 5.05. Termination. This Agreement shall terminate at such time as the Médical Shareholders and the Warrant Holders shall no longer be the owners of any of Shareholder Médical Stock or Médical Warrants, as applicable.

Section 5.06. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by commercial delivery service, mailed by registered or certified mail (return receipt requested), sent via facsimile (with confirmation of receipt) or electronic mail to the parties at the address for such party set forth herein (or at such other address for a party as such party may designate pursuant to this Section 5.06).

if to Holding Corp., to:

LDR Holding Corporation

13785 Research Boulevard, Suite 200

Austin, Texas, 78750

Attention: President

Telephone: (512) 344-3333

Fax: (512) 344-3350

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

111 Congress, Suite 2300

Austin, TX 78704

Attention: Carmelo Gordian

Telephone: (512) 320-9290

Fax: (512) 320-9292

if to Médical, to:

LDR Médical S.A.S.

Hotel de Bureaux

4, rue Gustave Eiffel

10430 Rosieres pres Troyes

France

Fax: 33 (0) 325495634

Attention: President

with a copy (which shall not constitute notice) to:

PRAXES Avocats

9, rue Boissy d’Anglas

75008 Paris, France

Fax: (33)144 90 00 60

Attention: Jean-Louis Médus

if to a Shareholder or Warrant Holder , to such Shareholder’s or Warrant Holder’s address as listed on Schedule A hereto, and if to a Noteholder, to such Noteholder’s address as listed on Schedule B hereto.

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed in writing by the sender promptly after transmission via certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 5.06 if sent with return receipt requested to the electronic mail address specified by the receiving party in a signed writing in a nonelectronic form. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

Section 5.07. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 5.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 5.09. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York, in accordance with the rules, then obtaining, of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

Section 5.10. Severability. If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby; provided, however, that if the removal of such offending provision materially alters the burdens or benefits of any party hereunder, the parties agree to negotiate in good faith such modifications to this Agreement as are appropriate to ensure the burdens and benefits of each party under such modified Agreement are reasonably comparable to the burdens and benefits originally contemplated and expected.

Section 5.11. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as expressly provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 5.12. Specific Performance. Each of Médical, each Médical Shareholder, each Warrant Holder and Holding Corp. acknowledges that the other parties hereto may have no adequate remedy at law if any party fails to perform its respective obligations under this Agreement. In such event, each Médical Shareholder, each Warrant Holder and Holding Corp. shall have the right, in addition to any other rights each party may have, to seek specific performance of the obligation of the other party. Each Médical Shareholder, each Warrant Holder and Holding Corp. agrees that it will not take any action to impede the other party’s efforts to enforce such right of specific performance.

Section 5.13. No Right of Offset. Neither Holding Corp. nor any Médical Shareholder shall have any right to offset or set off any payment due pursuant to this Agreement against any other payment, obligation or liability arising under this Agreement or otherwise.

Section 5.14. Effective Date. This Agreement shall be effective as of the date first above written.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

LDR HOLDING CORPORATION

/s/ Christophe Lavigne
Christophe Lavigne
President and Chief Executive Officer

LDR MÉDICAL S.A.S.

/s/ Christophe Lavigne
Christophe Lavigne
President

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

MÉDICAL SHAREHOLDERS:

/s/ Christophe Lavigne
CHRISTOPHE LAVIGNE

/s/ Herve Dinville
HERVÉ DINVILLE

/s/ Patrick Richard
PATRICK RICHARD

SCHEDULE A

Schedule of Médical

Shareholders and Warrant Holders

Shareholder	Class A Shares	Warrants for Class A Shares	Total
Christophe Lavigne	200,200	—	200,200
Hervé Dinville	200,200	24,678	224,878
Patrick Richard	100,100	24,678	124,778
Jean-Louis Médus	5,800	—	5,800
Xavier Bellot	1,950	2,406	4,356
Jean Huppert	7,264	—	7,264
Pierre Bernard	3,632	—	3,632
Marc Ameil	14,545	—	14,545
Julien Clause	527	—	527
Jean-Jacques Coll	300	—	300
Estelle Arbrun	60	—	60
Alain Roussel	878	—	878
Christophe Besnard	256	255	511
Stéphane Ménard	225	—	225
Rupert Griffiths	—	2,000	2,000
Frederic Dugrillon	—	450	450
Michael Labrum	—	705	705
Dominique Ferrari	—	2,355	2,355
Emmanuelle Arnon	—	706	706
Jose Thevenin	—	300	300
Camille Marguier	—	756	756
Christophe Garnier	—	756	756
Sophie Stefanutti	—	90	90
Cedric Demonsand	—	60	60
Catherine Rodriguez-Chevreau	—	60	60
Veronique Cesar	—	60	60
Annabelle Debauchez	—	60	60
Agnes Koch	—	60	60
Julien Jordy	—	60	60
Alexis Mercier	—	757	757
Eric Vigneron	—	4,936	4,936
Samuel Lequette	—	511	511
Matthieu Vidal	192	64	256

Schedule A

Shareholder	Class A Shares	Warrants for Class A Shares	Total
Lucie Aubourg	—	256	256
Céline Fauchot	—	383	383
Maxence Rebut	—	217	217
Tilman Schlick	—	511	511

TOTAL	536,129	68,130	604,004

Schedule A

SCHEDULE B

Schedule of Médical Noteholders

Noteholder	Principal Amount of Médical Note Purchased
PO Capinvest 1 SAS 23 bis, avenue de Messine 75008 Paris, France Fax: 00 33 1 45 63 85 28 Attn: Michele Mezzarobba	$948,950.08

FCPR R Capital III 42 rue d’Anjou, 75008 Paris, France Fax: 00 33 1 4074 8820 Attn: Pierre Remy	$3,420,164.28

DALHIA A SICAR SCA 50 av JF Kennedy, L-295l Luxemburg Fax: +33 1 53 01 38 16 Attn: Armando Geday	$858,019.34

TOTAL:	$5,227,133.70

Schedule B

EXHIBIT I

FORM OF STOCKHOLDER VOTING AGREEMENT

Exhibit I

ANNEX A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Warrant Holder”) pursuant to the terms of that certain Second Amended and Restated Put-Call Agreement dated as of August 6, 2013 (the “Agreement”) by and among (i) LDR Holding Corporation, a Delaware corporation (“Holding Corp.”), (ii) LDR Médical S.A.S., a French corporation (“Médical”), (iii) certain shareholders of Médical, (iv) certain holders of Médical’s Subordinated Secured Promissory Notes issued pursuant to that certain Note Purchase Agreement dated April 25, 2012, and (v) the holders of certain warrants (the “Médical Warrants”) to purchase shares of the capital stock of Médical. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Warrant Holder agrees as follows:

1.	Acknowledgement. The Warrant Holder acknowledges that he or she is acquiring certain Médical Warrants, subject to the terms and conditions of the Agreement.

2.	Agreement. As partial consideration for such Médical Warrants, the Warrant Holder (i) agrees that he or she shall be bound by and subject to the terms of the Agreement, (ii) hereby makes the representations and warranties to Holding Corp. contained in Article III of the Agreement and (iii) hereby adopts the Agreement with the same force and effect as if the Warrant Holder were originally a party thereto.

3.	Notice. Any notice required or permitted by the Agreement shall be given to the Warrant Holder at the address listed beside the Warrant Holder’s signature below.

EXECUTED AND DATED this      day of             ,             .

WARRANT HOLDER

By:
Name:
Title:
Address:

Fax:

ACKNOWLEDGED AND ACCEPTED:

LDR HOLDING CORPORATION		LDR MÉDICAL, S.A.S.

By:		By:
	Name:		Name:
	Title:		Title: